Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the 25th day of March, 2010 (the “Effective Date”) by and between James R. Sankovitz, a resident of the State of Minnesota (“Employee”), and Northern Oil and Gas, Inc., a Nevada corporation having its principal office at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota (the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in Wayzata, Minnesota, focused on drilling exploratory and developmental wells in the Rocky Mountain regions of the United States;

WHEREAS, the Company and Employee previously entered into that certain Employment Agreement effective March 11, 2008, that certain Amended and Restated Employment Agreement effective September 22, 2008, and that certain Second Amended and Restated Employment Agreement effective January 30, 2009, and desire to enter into a new Employment Agreement superseding all previous employment agreements and any amendments thereto; and

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to accept such continued employment, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.           Employment.

1.1           Term.  Effective as of the Effective Date, the Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date for three (3) years, unless sooner terminated pursuant hereto.  Unless otherwise terminated by either party no less than thirty (30) days before the end of a calendar year, at the end of each calendar year, the Term shall be extended for one additional year into the future thereby allowing for a continuing three (3) year term.  The initial three (3) year term and any extension of such term are herein referred to as the “Term.”

1.2           Services.  The Company hereby agrees to employ Employee in the role of the Company’s Chief Operating Officer and General Counsel, and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein.  Employee shall perform all activities and services as the Company’s Chief Operating Officer and General Counsel, which shall include duties and responsibilities as the Company’s Chief Executive Officer and/or President may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Chief Operating Officer and General Counsel of the Company (the “Services”).  Employee shall use his best efforts to make himself available to render such Services to the best of his abilities.  The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction, which shall include duties and responsibilities as the Company’s Chief Executive Officer and/or President may from time-to-time reasonably prescribe.  Employee shall have the authority to bind the Company to any contract, agreement or other arrangement, whether oral or written, or make any representation or deliver any instructions on behalf of the Company.  Employee shall be considered an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.3           The Company acknowledges that Employee is a licensed attorney and agrees that, no provision of this Agreement or the Company’s policies shall preclude Employee from acting as an attorney and/or providing legal advice to any other person or entity, serving on the board of directors or governing board of one or more entities or serving as a business consultant or advisor for any other business ventures; provided, however, that such activities may not unreasonably interfere with Employee’s performance of his services in his role as the Company’s Chief Operating Officer and General Counsel and provided further, however, that such activities do not violate the rules of professional conduct applicable to Employee as a licensed attorney or any of the Company’s written policies applicable to Employee.  Any and all legal advice of any nature provided to the

Company and any officer, director, agent or representative of the Company relating in any way to the Company shall be provided in Employee’s role as the Company’s General Counsel, and shall not in any way be construed as constituting legal advice provided in any other capacity.

2.           At-Will Relationship.  Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all, subject to the provisions of this Agreement.

3.           Compensation. In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the term of this Agreement:

3.1           Annual Salary.  The Company shall pay Employee an annual base salary in an amount to be determined by the Company’s Compensation Committee (the “Annual Salary”), which salary shall be payable to Employee in accordance with the Company’s customary payroll practices.  Employee’s Annual Salary shall be increased on the first day of each calendar year at the discretion of the Company’s Compensation Committee or Board of Directors, as the case may be; provided, however, that the Annual Salary shall increase each year a minimum of four percent (4.0%) over the prior year’s Annual Salary.

3.2           Intentionally Omitted.

3.3           Annual Bonus.  In addition to Employee’s Annual Salary, Employee shall be entitled to receive one or more bonuses in amounts to be determined in the discretion of the Company’s Compensation Committee or Board of Directors from time-to-time based upon Employee meeting or exceeding mutually agreed upon performance goals; provided, however, that nothing herein shall obligate the Company to pay any bonus to Employee at any time.

3.4           Change in Control.  Upon a “change in control” of the Company (as defined below), Employee’s obligations hereunder shall immediately cease and this Agreement shall terminate.  Further, the Company shall pay to Employee the following amounts upon the earlier to occur of the Employee’s death or six (6) months following the “change in control”:

(i)           A lump sum payment equal to twice Employee’s then-applicable Annual Salary payable to Employee under the terms of this Agreement in lieu of any and all other benefits and compensation to which Employee otherwise would be entitled under the terms of this Agreement; and

(ii)           Pre-payment of the remaining lease term of Employee’s Company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment to employee of the estimated insurance premiums for such vehicle through the remaining lease term.

In addition to the foregoing payments, any options or warrants (the “Securities”) held in the name of Employee, or any portion thereof, shall accelerate and become immediately exercisable upon any “change in control” of the Company (as defined below).

Any of the following shall constitute a “change in control” for the purposes hereof:

(iii)           The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least seventy-five percent (75%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction;

(iv)           Individuals who constitute the incumbent Board of Directors cease for any reason to constitute at least a majority of the Board of Directors; or

(v)           The Company’s shareholders approve a complete liquidation or dissolution of the Company.

The Company shall be obligated to make the payments to Employee required by this Section 3 immediately upon any “change in control” that occurs during Employee’s employment with the Company or within six (6) months following termination of Employee’s employment with the Company.  The Company’s obligations under this Section 3 of this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any affiliate of the Company may have against the Employee.  The parties agree that the provisions of this Section 3 shall survive any termination of this Agreement.

3.5           Stock Grant upon Change of Control.  In addition to any other provisions of this Agreement, in connection with the closing of any Change in Control (as defined above), the Company or its successor shall do one of the following:

(i)           In the event of a Change in Control not involving a transaction with any other entity, immediately issue to Employee (or his designee) that number of shares of Common Stock which represent thirty thousand (30,000) fully-paid and non-assessable shares of Common Stock prior to the Change in Control;

(ii)           In the event of a Change in Control involving solely the exchange or issuance of shares of the Company’s Common Stock or shares of capital stock or ownership interests of any other entity, immediately issue to Employee (or his designee) that number of shares of the Company’s Common Stock or shares of capital stock or ownership interests of any other entity which Employee would have been entitled to receive in connection with the Change in Control had the Employee owned an aggregate of thirty thousand (30,000) fully-paid and non-assessable shares of Common Stock prior to the Change in Control;

(iii)           In the event of a Change in Control involving the exchange or issuance of a combination of cash and shares of the Company’s Common Stock or shares of capital stock or ownership interests of any other entity, immediately pay to Employee and issue to Employee (or his designee) that amount of cash and that number of shares of the Company’s Common Stock or shares of capital stock or ownership interests of any other entity which Employee would have been entitled to receive in connection with the Change in Control had the Employee owned an aggregate of thirty thousand (30,000) fully-paid and non-assessable shares of Common Stock prior to the Change in Control; or

(iv)           In the event of a Change in Control involving solely the payment of cash in exchange for shares of the Company’s Common Stock, immediately pay to Employee (or his designee) that amount of cash which Employee would have been entitled to receive in connection with the Change in Control had the Employee owned an aggregate of thirty thousand (30,000) fully-paid and non-assessable shares of Common Stock prior to the Change in Control.

4.           Benefits.  During the term of Employee’s employment with the Company and this Agreement, Employee will be entitled to participate in the following benefit plans to the extent available through the Company in accordance with the policies and plans adopted by the Company, as may be amended from time-to-time:

4.1           Retirement Plans.  Employee shall be entitled to participate in the Company’s 401(k), profit sharing and other retirement plans (the “Plans”) presently in effect or hereafter adopted by the Company, to the extent that such Plans relate generally to all employees of the Company.  Employee shall be able to contribute up to the legal limit, as a percentage of his Annual Salary, into any such Plans, of which the Company shall match Employee’s contribution in an amount equal to the maximum legally-permitted amount under such Plans, up to a maximum amount of Twenty Five Thousand Dollars ($25,000) per calendar year.  If Employee chooses not to contribute a percentage of his Annual Salary into any such Plans, the Company nonetheless shall contribute the maximum legally-permitted amount during the term of his employment, up to a maximum amount of Twenty Five Thousand Dollars ($25,000) per calendar year.

4.2           Company Vehicle.  Employee shall be entitled to use of a Company-leased vehicle during the term of Employee’s employment with the Company up to a maximum expense for the Company of Fifteen Thousand Dollars ($15,000) per calendar year, subject to the provisions of Section 3.4(ii) above.

4.3           Health Insurance.  Employee, Employee’s spouse and any children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time, all of which insurance premiums shall be paid by the Company on behalf of Employee and Employee’s Family.

4.4           Vacation.  Employee shall be entitled to vacation pursuant to such general policies and procedures of the Company consistent with past practices as are from time-to-time adopted by the Company.

4.5           Expense Reimbursement.  Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel, communication costs and other disbursements incurred by him, for and on behalf of the Company, in connection with the provision of the Services required under this Agreement.  Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require.  Reimbursement shall occur at least once per month and must be paid no later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

4.6           Other Benefits.  Employee shall also be entitled to such other benefits as the Company may from time-to-time generally provide to its personnel, at the discretion of and as permitted by the Company’s management.

5.           Rights Upon Termination of Employment.  The following provisions shall apply upon termination of Employee’s employment:

5.1           Death.  In the event Employee’s employment is terminated due to the death of Employee:

(i)           Employee (or Employee’s estate) shall be paid (a) his Annual Salary through the end of the month in which his death occurred and (b) any unpaid expense reimbursement that might have accrued prior to Employee’s death; and

(ii)           Any Securities held in the name of Employee, or any portion thereof, may be exercised to the extent Employee was entitled to do so at the time of the Employee’s death, by his or her executor or administrator or other person entitled by law to the Employee’s rights under the Securities, at any time within six (6) months subsequent to the date of death, at which time the Securities shall expire.

5.2           Termination Other Than “for Cause” or for Death. In the event that the Company terminates Employee’s employment and this Agreement for any reason other than “for cause” or upon the Employee’s death:

(i)           Upon the earlier to occur of the Employee’s death or six (6) months following the date of termination of employment the Company shall pay Employee a single lump sum payment equal to Employee’s then-applicable Annual Salary and shall reimburse any unpaid expenses in lieu of any and all other benefits and compensation to which Employee otherwise would be entitled under the terms of this Agreement.

(ii)           Any Securities held in the name of Employee, or any portion thereof, may be exercised to the extent Employee was entitled to do so at the time of termination of Employee’s employment at any time within ninety (90) days subsequent to the date of termination of Employee’s employment, at which time the Securities shall expire.

Termination of Employee “for cause” shall mean any of the following acts by Employee:

(iii) an intentional act of fraud, embezzlement, theft or any other material violation of law;

(iv) intentional damage to the Company’s assets;

(v) the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(vi) willful conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

6.           Confidential Information.

6.1           Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information and Materials”) obtained by Employee as result of this Agreement during the term of the Agreement and for two (2) years following termination of Employee’s employment with the Company.

6.2           In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use and copy for safekeeping or backup purposes such Confidential Information and Materials.  During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for his own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company.  Employee shall have no right to use the Company’s corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

6.3           Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company.  Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of this Agreement.

6.4           Employee acknowledges that Company is a public company registered under the Exchange Act and that this Agreement may be subject to the filing requirements of the Exchange Act.  Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the SEC shall apply to this Agreement and Employee’s employment with the Company.  Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable Federal or state laws, rules, regulations or orders.

6.5           The parties agree that the provisions of this Section 6 shall survive any termination of this Agreement.

7.           Non-Disparagement.  Both the Company and Employee agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Employee.

8.           Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) as follows:

As to Employee, at the Employee’s home address on file with the Company.

As to the Company:                                               Northern Oil and Gas, Inc.
Attn:             Chief Executive Officer or President
      315 Manitoba Avenue – Suite 200
      Wayzata, Minnesota 55391

Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

9.           Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

10.           Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

11.           Entire Agreement.  This Agreement, the exhibits and any addendum hereto contain the entire agreement and understanding between the parties, and supersede all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.

12.           Assignability.  Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

13.           Headings.  The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference.  They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

14.           Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

15.           Amendments.  No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

16.           Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Minnesota.

17.           Jurisdiction.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.  Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

18.           Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NORTHERN OIL AND GAS, INC.

By /s/ Ryan R. Gilbertson
    By:  Ryan R. Gilbertson
    Its:  President

EMPLOYEE:

/s/ James R. Sankovitz
James R. Sankovitz